As filed with the Securities and Exchange Commission on November 7, 2012

Registration No. 333-158111

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 18

TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

(Exact name of registrant as specified in governing instruments)

4000 MacArthur Boulevard

West Tower, Suite 200

Newport Beach, California 92660

(949) 270-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey T. Hanson

Chief Executive Officer and Chairman of the Board of Directors

Griffin-American Healthcare REIT II, Inc.

4000 MacArthur Boulevard

West Tower, Suite 200

Newport Beach, California 92660

(949) 270-9200

(949) 474-0442 (Facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lauren Burnham Prevost Heath D. Linsky Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326-1044 (404) 233-7000 (404) 365-9532 (Facsimile)	Michael K. Rafter, Esq. Howard S. Hirsch, Esq. Baker, Donelson, Bearman, Caldwell and Berkowitz, PC 3414 Peachtree Road Suite 1600 Atlanta, Georgia 30326 (404) 577-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑  Registration No. 333-158111

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 18 to the Registration Statement on Form S-11 (Registration No. 333-158111) is filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely to add certain exhibits not previously filed with respect to such Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than Item 36(b) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.	Financial Statements and Exhibits

(b) Exhibits: The following exhibits are filed as part of this registration statement:

Exhibit Number	Exhibit

99.1	Consent of Duff & Phelps, LLC

SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 7th day of November, 2012.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

By:	/s/ JEFFREY T. HANSON
Jeffrey T. Hanson
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY T. HANSON	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	November 7, 2012
Jeffrey T. Hanson

/s/ SHANNON K S JOHNSON	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 7, 2012
Shannon K S Johnson

*	Director	November 7, 2012
Danny Prosky

*	Director	November 7, 2012
Patrick R. Leardo

*	Director	November 7, 2012
Gerald W. Robinson

*	Director	November 7, 2012
Gary E. Stark

/s/ JEFFREY T. HANSON
*Jeffrey T. Hanson, as attorney in fact